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                                              Exhibit 10.18
                                              Chicago Mercantile Exchange Inc.
                                              Registration Statement on Form S-4

                   SEPARATION AGREEMENT AND GENERAL RELEASE
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          THIS SEPARATION AGREEMENT and GENERAL RELEASE (hereinafter
"Agreement") is made and entered into by and between GERALD D. BEYER (hereinafter "Beyer") and THE CHICAGO MERCANTILE EXCHANGE, however constituted or organized, and its successors or assigns (hereinafter collectively referred to as "CME"), an Illinois not-for-profit corporation.

          WHEREAS, the parties have engaged in discussions resulting in an amicable and mutually satisfactory agreement concerning Beyer's resignation from his employment with CME or any related entity, and all matters arising out of or relating thereto;

          NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, the parties hereby agree as follows:

          1.  The Employment Agreement.  Beyer and CME are parties to an
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"Agreement" dated April 12, 1996, and amended December 10, 1999, with a term extending through April 12, 2001 (hereinafter "Employment Agreement"). Except for the obligations set forth in Paragraphs 6, 8, and 9 thereof, which shall continue, or except as otherwise expressly provided in this Agreement, the terms and provisions of this Agreement shall supersede the terms and provisions of the Employment Agreement, which is terminated effective April 12, 2000, and shall thereafter be null and void and without further effect. In the event of any conflict or inconsistency between this Agreement and the Employment Agreement, the terms of this Agreement shall take precedence.
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          2.  Beyer's Resignation.  Beyer has resigned his employment with CME
              -------------------
and all of the Released parties, and his position on all committee and boards effective April 12, 2000. However, Beyer shall provide reasonable transition assistance and cooperation for a reasonable period of time in light of his ability to obtain full time employment elsewhere with respect to his former duties to CME after that date. During his employment through April 12, 2000, Beyer shall continue to receive all compensation, as well as insurance, vacation, fringe, pension and retirement benefits due to him under and pursuant to the terms of the Employment Agreement; it being understood that Beyer shall be allowed reasonable time to pursue other employment opportunities and he will be on vacation from March 27, 2000 until April 4, 2000. Beyer acknowledges that he has reviewed and approved the announcement of his resignation prepared by CME as set forth in Exhibit A attached hereto, and distributed on or about March 21, 2000.

          3.  The Obligations of CME.  Upon the Resignation Date, and in
              ----------------------
consideration of the promises of Beyer contained in this Agreement, CME shall be obligated to Beyer as set forth herein. Except as expressly set forth in this Agreement, CME shall have no obligation to Beyer of any kind or nature whatsoever. On or before May 1, 2000, and provided that this Agreement is not revoked pursuant to Section 8(iii) of this Agreement CME shall pay to Beyer as severance pay the sum of One Million Dollars ($1,000,000) less applicable federal and state withholding deductions. It is understood that the sum satisfies CME's obligations for Beyer's accrued and unused vacation as of April 12, 2000 and Beyer acknowledges that no additional sums are due with respect to vacation. It is further understood that no additional sums are due or owed to Beyer for future or past bonuses, severance pay under any plan or policy or for any other form of compensation except as provided in Paragraph 7 below. It is further understood that should Beyer revoke or not sign this Agreement, he has and shall be offered the

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position of Executive Consultant to CME's Chief Executive Officer as previously discussed with him.

          4.  Business Expenses.  On or before April 12, 2000, CME shall pay to
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Beyer, in a single lump sum, an amount equal to all reimbursements which Beyer has or may claim with respect to business and transportation expenses incurred by him on behalf of CME through April 12, 2000 in accordance with CME's policies. There shall be no reimbursement of Beyer for any other business and transportation expenses incurred by him after April 12, 2000 except as provided in Paragraph 9 of the Employment Agreement.

          5. In the event of Beyer's death prior to receipt of any payments to be made to him hereunder, such payment shall be made to his estate.

          6.  Insurance Continuation.  Effective May 1, 2000 Beyer shall be
              ----------------------
eligible to participate in CME's health, dental and vision insurance plans in accordance with the terms of such plans for former employees pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), at his cost. Such coverages will terminate upon Beyer obtaining other employment which offers comparable insurance coverage and when he first becomes eligible for such coverage. Beyer agrees that he will promptly notify CME upon obtaining such coverage. Beyer shall have no duty to seek or obtain other employment.

          7. Beyer shall be eligible for payments, benefits and any rollover or other options available under CME's Pension Plan for Employees, the Tax Efficient Savings Plan, the SMSDSP, and the Supplemental Executive Retirement Plan in accordance with the terms and restrictions as applicable to him consistent with an employment termination date of April 12, 2000. In addition his eligibility for benefits under all other insurance and other benefit plans, if

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any, shall be determined in accordance with the terms and restrictions of such plans as applicable to him consistent with an employment termination date of April 12, 2000.

          8.  Mutual General Releases and Indemnification.  Except for a claim
              -------------------------------------------
based upon an alleged breach of this Agreement, Beyer, for himself and for anyone claiming through him, including his estate, heirs, personal representatives, executors, administrators, agents and assigns, hereby releases, forever discharges and agrees not to sue CME, any parent, subsidiaries and related and affiliated entities, and each of its and their officers, directors, representatives, agents, employees, related and participating members, insurers, as well as each of its and their respective estates, heirs, personal representatives, executors, administrators, successors and assigns (hereinafter collectively and individually the "CME Releasees"), and CME, its parents, subsidiaries and related and affiliated entities, hereby releases, forever discharges, and agrees not to sue Beyer, his estate, heirs, personal representatives, executors, administrators, agents and assigns, from any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys' fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity, past, present or future, which either party now has or claims, or might hereafter have or claim, against the other party, based upon or arising out of any matter or thing whatsoever from the date of Beyer's initial employment with CME through the date of this release, including, without limitation, any claim, action or cause of action which was or is related to or arises out of Beyer's employment with CME, or his separation and/or resignation therefrom, or which is based upon or arises under the Employment Agreement, or any local, state or federal law dealing with employment discrimination, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Illinois

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Human Rights Act, the Chicago Human Rights Ordinance or any common law tort, contract or other claim. CME further agrees to fully indemnify and hold Beyer harmless for any claims by any individual or entity against Beyer relating to Beyer's actions or omissions while employed by CME, as provided in CME's by-laws.

          The following provisions are applicable to and made a part of this Agreement and the foregoing general release and waiver.

     (i) In exchange for this general release and waiver, Beyer hereby acknowledges that he has received separate consideration beyond that which he is otherwise entitled to under any CME policy or program, the Employment Agreement, or applicable law.

     (ii) CME hereby expressly advises Beyer to consult with an attorney of his choosing prior to executing this Agreement which contains a general release and waiver and Beyer acknowledges that he has consulted with an attorney of his choice.

     (iii) Beyer has twenty-one (21) days from the date of presentment to consider whether or not to execute this Agreement. In the event of such execution, Beyer has a further period of seven (7) days from such date in which to revoke said execution, notice of which must be received by CME within such seven (7) day period.

               9.  Non-Disparagement. Beyer represents that he has not and will
                   -----------------
not, nor will he cause or assist another person to, disparage or make defamatory statements about CME or the other CME Released Parties to any third parties. CME represents that its present executive officers and present officers of CME's Board of Directors have not and will not cause or assist another person to disparage or make defamatory statements about Beyer to any third parties.

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CME agrees that any reference it provides to prospective employers of Beyer or other third parties shall be in substantial conformity with the provisions of this Paragraph 6 and in the form of Exhibit B, attached hereto and incorporated herein.

          10.  Confidentiality of Agreement.   The parties agree that this
               ----------------------------
Agreement and all of its terms and provisions are strictly confidential, and shall not be divulged or disclosed in any way to any person other than their legal counsel, tax or financial advisors, to Beyer's spouse, pursuant to lawful subpoena or similar legal process, and with respect to CME in the course of customary business reporting or making disclosures required by law. Should either party choose to divulge the terms and conditions of this Agreement to his or its legal counsel or Beyer's spouse, tax or financial advisor he or it shall insure that they will be similarly bound to protect its confidentiality and that a breach of this Paragraph by such party's legal counsel or Beyer's spouse, tax or financial advisor shall be considered a breach of this Paragraph by such party.

          11.  The Obligations of Beyer.  In consideration of the promises of
               ------------------------
CME contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Beyer, in addition to the mutual promises contained in Paragraphs 5, 6 and 7 herein, hereby agrees to abide by the obligations contained in Paragraphs 6, 8 and 9 of the Employment Agreement.

          12.  Effective Date.  The Effective Date of this Agreement shall be
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the eighth day after Beyer's execution of this Agreement without receipt by CME of a signed statement from Beyer revoking such execution. All obligations of the parties contained in this Agreement shall, in addition to any other express requirement, be conditioned upon and shall not be effective until the Effective Date of this Agreement as defined in this Paragraph.

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          13.  Arbitration.  Any controversy or claim arising out of or relating
               -----------
to this Agreement shall be resolved in accordance with the procedures contained in Paragraph 7 of the Employment Agreement.

          14.  Binding Effect.  This Agreement shall be binding upon and inure
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to the benefit of the heirs, assigns, administrators, executors, and legal representatives of Beyer, and shall be binding upon and inure to the benefit of the CME Releasees. Both parties represent that they have all necessary legal authority to execute this Agreement.

          15.  Entire Agreement.  This instrument constitutes the entire
               ----------------
Agreement between the parties. It may not be amended or modified except by a subsequent written instrument signed by both parties hereto.

          16.  Governing Law.  This Agreement shall be construed in accordance
               -------------
with the laws of the State of Illinois.

          17   Counterparts.  This Agreement may be signed in multiple
               ------------
counterparts, each of which shall be deemed to be an original for all purposes.

          18.  Acknowledgement.  Beyer acknowledges that he has carefully read
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and fully understands the terms and provisions of this Separation Agreement and
General Release, has been represented in this matter by counsel of his own choosing, and that his execution of this Separation Agreement and General Release is voluntary. The parties agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied to or against any party hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date(s) set forth below.

THE CHICAGO MERCANTILE EXCHANGE

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By:_____________________________          ______________________________________
                                          Gerald D. Beyer


Title:__________________________          Date:_________________________________

Date:___________________________


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

                                   EXHIBIT A

                            [FOR GORDON LETTERHEAD]

                               March _____, 2000

To All members and CME Staff:

Please be advised that Jerry Beyer, our Executive Vice President and Chief Operating Officer, has resigned from the Exchange, effective April 12/th/.

Jerry has been an important contributor to the success of the CME in the last two decades, having first started at the Exchange in 1979. During his career here, Jerry held the positions of In-house Counsel, Vice President, Legal, Senior Vice President, Legal & Regulatory Affairs, Executive Vice President and Chief Financial Officer, Executive Vice President & Chief Administrative Officer, and Executive Vice President & Chief Operating Officer. His breadth of experience, and his familiarity with virtually every facet of our operations, has benefited us greatly over the years.

In addition to his many responsibilities, Jerry set the standard for service to our membership, acting as the principal liaison between the membership and the staff. Throughout his career at the CME, Jerry worked tirelessly to balance the competing demands of the various constituencies at the Exchange. His ability to work well with members and staff, and his ability to reach consensus on complex issues, has helped us through many difficult times. I am particularly grateful to Jerry for his longstanding and unwavering commitment to the CME and for his exemplary work ethic.

Please join us in wishing Jerry tremendous success in his future endeavors.

(Scott's signature - first name only)

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